Board of Directors and Stockholders
Intellisys Automotive Systems, Inc.


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement on Form SB-2 of Intellisys Automotive Systems, Inc., of our report dated January 13, 1997, except as to the information in the last paragraph in Note 12 for which the date is January 30, 1997, and except for Notes 1 and 4 for which the date is April 23, 1997 appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us as "experts" in such prospectus.


                                    /s/ Daszkal, Bolton & Manela
                                    -------------------------------------
Boca Raton, Florida                     Daszkal, Bolton & Manela CPA's
November 12, 1997